SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

         The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8 (a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

NAME:  Solanus Funds

ADDRESS OF PRINCIPAL BUSINESS OFFICE:

         6120 Parkland Blvd., Suite 101
         Mayfield Heights, OH 44124

TELEPHONE NUMBER:

         (440) 449-9500

NAME AND ADDRESS OF AGENT FOR SERVICE OF PROCESS:

         Ralph R. Lustri
2211      Johnstone Way
         Westlake, OH 44145

CHECK APPROPIATE BOX:

         Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                  /X/Yes            /_/No

                                                                   SIGNATURES

         Pursuant to the requirements of Investment Company Act of 1940, the Trustee of the Registrant has caused this notification of registration to be duly signed on behalf of the Registrant in the City of Mayfield Heights and State of Ohio on the 12th day of March, 2001.

         ATTEST:                              SOLANUS FUNDS
                 /s/                               /s/
         -------------------------------    ---------------------------------
         Kevin P. O'Donnell, Secretary      By: Neil J. O'Donnell, Trustee